Exhibit 21.1

Subsidiaries of the Registrant, as of December 31, 2020

Subsidiary	Jurisdiction of Organization

Advanced Medical Personnel Services, LLC	Delaware

AMN Allied Services, LLC	Delaware

AMN Healthcare Allied, Inc.	Texas

AMN Healthcare, Inc.	Nevada

AMN Leadership Solutions, Inc.	Delaware

AMN Services, LLC	North Carolina

AMN Staffing Services, LLC	Delaware

AMN Workforce Solutions, LLC	Delaware

Avantas, LLC	Nebraska

B4Health, LLC	Maryland

B. E. Smith Interim Services, LLC	Delaware

B. E. Smith, LLC	Delaware

HealthSource Global Staffing, Inc.	California

Locum Leaders, LLC	Delaware

Medefis, Inc.	Delaware

Merritt, Hawkins & Associates, LLC	California

Nursefinders, LLC	Texas

O’Grady-Peyton International (USA), Inc.	Massachusetts

Peak Government Services, LLC	California

ShiftWise, Inc.	Oregon

Silversheet Inc.	Delaware

Spectrum Insurance Company, Inc.	Hawaii

Staff Care, Inc.	Delaware

Stratus InDemand, LLC	Washington

Stratus Video, LLC	Delaware

Stratus Video Costa Rica, S.A.	Costa Rica

Stratus Video Holding Company	Delaware